Exhibit 99.1

NEWS RELEASE

Contacts:

Dudley W. Mendenhall

K2 Inc.

Sr. Vice President - Finance

760.494.1000

Andrew Greenebaum/Chad Jacobs- Investor Relations

Michael Fox/ John Flanagan - Media Relations

Integrated Corporate Relations

203.222.9013 or 310.395.1270

K2 INC. REPORTS RESULTS FOR 2004 SECOND QUARTER

•      Second quarter 2004 sales of $251.0 million and operating income of $12.4 million, up 25.7% and 23.3%, respectively, from the 2003 second quarter

•      Diluted earnings per share of $0.16, assuming full conversion of the convertible debt in-line with previous guidance

•      Third quarter 2004 sales guidance of approximately $320 million and diluted earnings per share of approximately $0.25 assuming full conversion of the convertible debt

Carlsbad, California – July 21, 2004 — K2 Inc. (NYSE: KTO) today reported sales for the second quarter ended June 30, 2004 of $251.0 million, an increase of 25.7% from $199.7 million in the prior year, and diluted earnings per share were $0.16 for the quarter. Operating income in the second quarter was $12.4 million, a 23.3% increase from the 2003 comparable period, and net income was $6.2 million, a 28.8% increase from the 2003 second quarter excluding the gain on divestitures in that quarter.

Sales for the six month period ended June 30, 2004 were $528.4 million, an increase of 48.1% over the 2003 comparable period, and operating income for the period was $32.0 million, a 69.6% increase over the 2003 six month period. Diluted earnings per share were $0.43 for the first six months of 2004. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer, said, “The second quarter marked several significant accomplishments at K2. We acquired Volkl, Marker and Marmot, three leading brands in premium skis, ski bindings, and outdoor technical apparel, respectively. Through a debt and equity issue that was significantly oversubscribed, we raised $200 million in 10 year 7.375% notes, and $100 million in equity. Equally as important, we generated organic sales growth of 9% of our products other than in-line skates, which declined quarter to quarter as previously forecasted. Additionally, we continued to see improvement in gross margins resulting from manufacturing efficiencies. We have a strong balance sheet that provides tremendous liquidity for future growth, and we look forward to an exciting third quarter that we expect will be driven by growth in our winter sports division.”

K2 Inc. 2-2-2

Review of 2004 Second Quarter Sales and Profit Results

Comparable Sales Trends

In the second quarter of 2004, K2 sales were $196.1 million excluding the impact of Worth, Atlas, Tubbs, and Brass Eagle which closed after the second quarter of 2003. K2 sales in the second quarter of 2003 were $194.5 million net of divestitures (as described in the table below), which reflects a sales increase of 0.8% on a comparable basis. Sales of in-line skates declined $15.8 million from the 2003 second quarter. Sales of products other than in-line skates for the 2004 second quarter increased 9.0% compared to the 2003 same period.

Profit Trends

Gross profit in the second quarter of 2004 increased to 30.8%, as compared to 30.2% of sales in the comparable 2003 period. Gross profit in the six months ended June 30, 2004 increased to 31.0%, as compared to 30.1% of sales in the comparable 2003 period. Higher gross profits reflect a continuation of trends in previous quarters including manufacturing efficiencies and fewer close-outs. The 2004 second quarter also benefited from a positive mix of higher margin product sales from the Marine and Outdoor segment.

Operating income as a percentage of sales for the second quarter was flat year over year at 5%. Operating income increased to 6.1% of sales in the six months ended June 30, 2004 from 5.3% in the comparable 2003 period. Selling, general and administrative expenses were 25.9% of sales in the second quarter of 2004 compared to 25.1% of sales in the prior year due to higher expenses associated with acquired businesses that are seasonally slow in the second quarter. For the six months ended June 30, 2004, selling, general and administrative expenses were essentially flat at 25.0% of sales compared to 24.8% in the prior year period.

Second Quarter Division Review

Marine and Outdoor

Shakespeare fishing tackle and monofilament, and Stearns marine and outdoor products, generated sales of $107.4 million in the second quarter of 2004, up 9.3% from the comparable quarter in 2003, net of divestitures. Sales increases were driven by strong growth in Pflueger® reels, Ugly Stik® combos, marine antennas, and children’s flotation devices.

Team Sports

Rawlings, Worth, and K2 Licensing & Promotions had total sales of $61.8 million in the 2004 second quarter, up 51.1% from the 2003 period. Growth was driven by the acquisition of Worth in September 2003 and K2 Licensing & Promotions in January 2004, and by mid single digit unit growth in several key product areas including balls, bats and gloves.

Action Sports

Sales of skis, snowboards, in-line skates, bikes, skateboard shoes and paintball products totaled $81.8 million in the second quarter of 2004, an increase of 47.7% over the 2003 period. Despite the decline in in-line skates, growth was driven by double digit increases in skis and snowboards, a 58.4% increase in sales of skateboard shoes, and by acquisitions made in the fourth quarter of 2003 consisting of Atlas® and Tubbs® snowshoes, and Brass Eagle® paintball products. In a seasonally slow quarter, Brass Eagle generated a sales increase of 13.4% to total sales of $27.9 million compared to the second quarter of 2003 due to strong demand in all major distribution channels.

K2 Inc. 3-3-3
The segment information presented below is for the three months ended June 30:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2004	2003 (a)	2004	2003 (a)
	(Millions)
Marine and Outdoor (b)	$107.4	$103.4	$16.4	$15.0
Team Sports	61.8	40.9	(0.7)	(0.1)
Action Sports	81.8	55.4	0.6	(2.4)

Total segment data	$251.0	$199.7	16.3	12.5

Corporate expenses, net			(3.7)	(2.3)
Gain on sale of operating division			—	1.5
Interest expense			(3.2)	(2.8)

Income before provision for income taxes			$9.4	$8.9

(a)    Results for the quarter ended June 30, 2003 do not include the results of Worth, Atlas and Tubbs, Brass Eagle, K2 Licensing & Promotions or K2’s other acquisitions during 2004 since these companies were acquired by K2 Inc. subsequent to the quarter ended June 30, 2003.

(b)    Results for the quarter ended June 30, 2004 do not include the sales or operating income of the composite utility and light pole product lines. K2 sold these product lines in May 2003, and sales and operating profit for this business in the second quarter of 2003 were $5.1 million and $9,000, respectively.

The segment information presented below is for the six months ended June 30:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2004	2003 (a)	2004	2003 (a)
	(Millions)
Marine and Outdoor (b)	$206.6	$201.8	$31.7	$30.5
Team Sports	155.9	45.2	10.3	(0.6)
Action Sports	165.9	109.8	(3.5)	(7.1)

Total segment data	$528.4	$356.8	38.5	22.8

Corporate expenses, net			(6.4)	(3.8)
Gain on sale of operating division			—	1.5
Debt extinguishment costs			—	(6.7)
Interest expense			(6.5)	(4.7)

Income before provision for income taxes			$25.6	$9.1

(a)    Results for the six months ended June 30, 2003 do not include the results of Worth, Atlas and Tubbs, Brass Eagle, K2 Licensing & Promotions or K2’s acquisitions during 2004 since these companies were acquired by K2 Inc. subsequent to the quarter ended June 30, 2003, and Rawlings was acquired on March 26, 2003.

(b)    Results for the six months ended June 30, 2004 do not include the sales or operating income of the composite utility and light pole product lines. K2 sold these product lines in May 2003, and sales and operating income for this business in the first six months of 2003 were $12.6 million and $0.9 million, respectively.

K2 Inc. 4-4-4

Balance Sheet

K2’s balance sheet at June 30, 2004 reflects acquisitions and the seasonal working capital debt associated with the Team Sports and Marine and Outdoor first and second quarter activities. At June 30, 2004, cash and accounts receivables totaled $235.9 million as compared to $202.5 million at June 30, 2003 and, inventories at June 30, 2004 increased to $212.5 million from $177.2 million at June 30, 2003, in each case as a result of the acquisitions that occurred after June 30, 2003.

Compared with the 2003 second quarter, the Company’s total debt increased to $200.8 million at June 30, 2004 from $122.3 million. The increase in debt as of June 30, 2004 is primarily the result of the Company’s acquisitions during 2003 and 2004 and seasonal working capital requirements of these acquired businesses. Debt, net of cash, was $182.6 million as of June 30, 2004.

Primarily as the result of the acquisitions of Worth in the 2003 third quarter, Brass Eagle in the 2003 fourth quarter, K2 Licensing & Promotions in the 2004 first quarter, the Company increased its number of shares of common stock outstanding by 0.9 million shares, 4.5 million shares and 1.0 million shares, respectively, to 35.6 million shares outstanding at June 30, 2004 as compared to 27.0 million shares outstanding at June 30, 2003.

Outlook for 2004

The Company today also reconfirmed guidance for fiscal 2004, and provided guidance for the third quarter ended September 30, 2004. On a full year basis for fiscal 2004, the Company expects sales of approximately $1.15 billion, and basic earnings per share of approximately $0.97, assuming 40.8 million basic shares outstanding, and diluted earnings per share of approximately $0.86 on projected average diluted shares of 50.3 million as if the Company’s $100 million of convertible debt was converted into shares. For the quarter ended September 30, 2004, the Company expects sales of approximately $320 million and basic earnings per share of approximately $0.28 assuming 46.4 million basic shares outstanding, and diluted earnings per share of approximately $0.25 assuming outstanding shares of 55.9 million as if the convertible debt were converted into shares.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:45 p.m. Pacific Daylight Time (USA), on Wednesday, July 21, 2004. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.K2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

K2 Inc. 5-5-5

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot® and Marker®. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, snowshoeing, in-line skating and mountain biking. Among K2’s other branded products are Planet Earth® apparel, Adio® and Hawk® skateboard shoes, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products and Dana Design® backpacks.

Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Marker®, Planet Earth®, Adio®, Hawk® skateboard shoes, Tubbs®, Atlas®, JT®, Worr Games® and Dana Designs®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the Company’s most recent annual report on Form 10-K/A, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the Company does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 Inc.

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K2 INC.

STATEMENTS OF INCOME

(unaudited)

(thousands except for per share figures)

	SECOND QUARTER ended June 30		SIX MONTHS ended June 30
	2004	2003	2004	2003
Net sales	$250,987	$199,671	$528,351	$356,791
Cost of products sold	173,622	139,454	364,353	249,430

Gross profit	77,365	60,217	163,998	107,361

Selling expenses	41,566	30,444	83,613	53,614
General and administrative expenses	23,354	19,679	48,418	34,899

Operating income	12,445	10,094	31,967	18,848

Interest expense (a)	3,210	2,814	6,512	11,353
Other income, net	(125)	(1,604)	(178)	(1,600)

Income before provision for income taxes	9,360	8,884	25,633	9,095

Provision for income taxes	3,182	3,110	8,715	3,184

Net income	$6,178	$5,774	$16,918	$5,911

Basic earnings per share:
Net income	0.18	0.22	0.48	0.27

Diluted earnings per share:
Net income	$0.16	$0.19	$0.43	$0.26

Shares:
Basic	35,273	26,832	34,894	21,954
Diluted	44,019	30,733	43,659	23,034

(a)	The 2003 six month period includes $4.7 million of a make-whole premium and $2.0 million for the write-off of capitalized debt costs related to K2’s debt refinancing activities during the 2003 first quarter.
(b)	The quarter and six-month periods ended June 30, 2003 include a $1.5 million gain related to the sale of the utility and light pole assets during the 2003 second quarter.

(more)

K2 Inc.

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(in thousands)

	As of June 30
	2004		2003
Cash	$18,173		$40,876
Accounts receivable, net	217,741	(a)	161,634
Inventories, net	212,534	(a)	177,226
Total current assets	499,988	(a)	418,614

Accounts payable	52,452		62,639
Total debt	200,775	(b)	122,291

Shareholders’ equity	482,543	(c)	320,075

(a)	Increase from June 30, 2003 is attributable to the acquisitions of Worth, Inc. (“Worth”) on September 16, 2003, Brass Eagle Inc. (“Brass Eagle”), on December 8, 2003, Fotoball USA, Inc. (renamed K2 Licensing and Promotions, “K2 L&P”) on January 23, 2004 and K2’s other acquisitions during 2004.
(b)	The increase in debt is caused by the Company’s acquisitions during 2003 and 2004 and the seasonal working capital requirements of these acquired businesses.
(c)	Increase from June 30, 2003 is primarily attributable to the acquisitions of Worth, Brass Eagle and K2 L&P, resulting in the issuance of an additional 0.9 million shares, 4.5 million shares and 1.0 million shares, respectively, of common stock of K2.

K2 Inc.

8-8-8

K2 INC.

SELECTED CASH FLOWS INFORMATION

(unaudited)

(in thousands)

	SIX MONTHS ENDED JUNE 30
	2004	2003
	(unaudited)
Operating Activities
Net Income	$16,918	$5,911
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Gain on sale of operating division	—	(1,504)
Depreciation and amortization	12,743	10,095
Deferred taxes	6,782	559
Changes in noncash current assets and current liabilities	20,517	48,180

Net cash provided by operating activities	56,960	63,241

Investing Activities
Property, plant & equipment expenditures, net	(13,852)	(7,959)
Proceeds received from sale of operating division	—	19,000
Purchases of businesses, net of cash acquired	(28,672)	(3,002)
Other items, net	(5,291)	(49)

Net cash provided by (used in) investing activities	(47,815)	7,990

Financing Activities
Issuance of convertible subordinated debentures	—	100,000
Net payments under short and long-term debt	(16,319)	(110,979)
Net payment on accounts receivable facility	—	(25,702)
Other items, net	4,091	(4,902)

Net cash used in financing activities	(12,228)	(41,583)

Net increase (decrease) in cash and cash equivalents	(3,083)	29,648

Cash and cash equivalents at beginning of year	21,256	11,228

Cash and cash equivalents at end of period	$18,173	$40,876

K2 Inc.

9-9-9

TABLE A

K2 Inc. Reconciliation of Diluted Shares and Earnings Per Share

(thousands, except per share figures)

	Quarter ended June 30, 2004	Six months June 30, 2004
Period ended June 30, 2004 - basic shares (a)	35,273	34,894
Assumed conversion of subordinated convertible debentures	7,803	7,803
Dilutive impact of stock options and warrants	943	962

Period ended June 30, 2004 - diluted shares (b)	44,019	43,659

Net income for the period ended June 30, 2004 (c)	$6,178	$16,918
Add: Interest component on assumed conversion of subordinated debentures, net of taxes	918	1,836

Net income, adjusted for the period ended June 30, 2004 (d)	$7,096	$18,754

Period ended June 30, 2004 - basic earnings per share (c)/(a)	$0.18	$0.48

Period ended June 30, 2004 - diluted earnings per share (d)/(b)	$0.16	$0.43